UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

XM SATELLITE RADIO HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

XM Satellite Radio Holdings Inc.’s website regarding its merger with Sirius Satellite Radio Inc., which is available at www.XMmerger.com and has information about the proposed merger, has been updated. The updates include the information being filed herewith.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving Sirius and XM. In connection with the proposed transaction, Sirius plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of Sirius and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of Sirius and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Sirius and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Sirius Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations.

Sirius, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sirius’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

((XM))
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more choices. better pricing. same radios.

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What people are saying...

What's in it for You

You may have already heard the news that XM and SIRIUS are talking about combining into one company. And you may also have wondered what that will mean for you.

The answer is simple:

More Choices

Today, fans of satellite radio must purchase two radios and two subscriptions to get all the program offerings of both XM and SIRIUS. If our merger is approved, the combined company will offer consumers the best of each service on your current radio - at a price well below the cost of the two services today.

Better Pricing

Once we merge, you will have better pricing choices. Subscribers who want their current subscription package will not have to pay any more after the merger. There will be new subscription packages priced below our current offerings. And the best of both XM and SIRIUS will be available at a lower cost than the price of subscribing to both services separately.

Same Radios

We guarantee no radio will become obsolete. Your current radio will continue to provide you with the programming you enjoy, whether you keep your current service or change to a new subscription plan.

Get More Detail

Recent News

Karmazin Raps NAB Spin on Merger
TWICE

Former FCC Commissioner Furchtgott-Roth Concludes SIRIUS-XM Merger Will Benefit Consumers

Click Here for the Report

Sirius, XM and American values
Los Angeles Times

Who's afraid of mergers?
Chicago Tribune

AME Church Backs XM/Sirius
Broadcasting & Cable

Karmazin: NAB Reaction Proves Our Point
TWICE

National Association of Broadcasters v. National Association of Broadcasters
The Technology Liberation Front

Two Can Play: Mock ad showing NAB flip-flops
Orbitcast

View All

PRIVACY | CONTACT US | XMRADIO.com

©2007 XMmerger.com

The subject matter discussed in this communication will be addressed in a Joint Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission. Stockholders are urged to read the Joint Proxy Statement/Prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about XM and SIRIUS, without charge, at the Securities and Exchange Commission's Internet site (http://www.sec.gov). Copies of the Joint Proxy Statement/Prospectus and the Securities and Exchange Commission filings that will be incorporated may be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations or to SIRIUS Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations. Information regarding XM's and SIRIUS' directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the Joint Proxy Statement/Prospectus.

The information provided on this web site is "as is" without warranty of any kind, expressed or implied. XM has provided links to other Internet sites only for the convenience of visitors, and is not responsible for the materials, activities or content of other web sites.

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xmmerger.com
more choices. better pricing. same radios.

CONTACT THE FCC
SPREAD THE WORD
TELL US WHAT YOU THINK

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IN THE NEWS

- Articles
- Editorials & Op-Eds
- Blogs

Top

Articles

Karmazin Raps NAB Spin on Merger TWICE — July 02, 2007

AME Church Backs XM/Sirius Broadcasting & Cable — June 19, 2007

Karmazin: NAB Reaction Proves Our Point TWICE — June 19, 2007

Internet Radio Races to Break Free of the PC The Wall Street Journal — June 18, 2007

Satellite Sisters The New Yorker, James Surowiecki — March 19, 2007

Editorials & Op-Eds

Top

Sirius, XM and American values Los Angeles Times — June 25, 2007

Who's afraid of mergers? Chicago Tribune — June 21, 2007

Dinosaurs vs. Satellites Reason Magazine, Radley Balko — April 19, 2007

A Merger and a Prayer (subscription required) Forbes — April 09, 2007

A Monopoly - Not San Francisco Chronicle — February 26, 2007

They Cannot Be SIRIUS - Satellite Radio The Economist — February 24, 2007

SIRIUS-XM: Tough Luck? Chicago Tribune — February 23, 2007

SIRIUS and XM Together Makes Sense for Listeners USA Today — February 23, 2007

Money, Not Outrage, Fuels Anti-Merger Fight The Miami Herald — February 22, 2007

Making Radio Waves Wall Street Journal — February 21, 2007

Let XM and Sirius Merge Los Angeles Times — February 20, 2007

Blogs

Top

Internet Radio on Wheels: Reason to Cut XM and SIRIUS Some Slack? Public Knowledge — June 19, 2007

National Association of Broadcasters v. National Association of Broadcasters The Technology Liberation Front — June 15, 2007

WSJ Notices That The NAB Has An Agenda Techdirt — April 23, 2007

What's the Frequency, NAB? The Wall Street Journal — April 21, 2007

Terrestrial Radio Looks To Charge Subscription Fees, But Still Doesn't Compete With Satellite Techdirt — April 19, 2007

More on XM-Sirius The Technology Liberation Front — April 11, 2007

Thinking "Siriusly" About Satellite Radio Competition The Free State Foundation — April 09, 2007

Two Can Play: Mock ad showing NAB flip-flops Orbitcast — April 07, 2007

NAB Shill Says He Didn't Flip-Flop, Adds Sky Is Green And Down Is Up Techdirt — April 06, 2007

Busted: Carmel Group has already defined Satellite Radio's competitors Orbitcast — April 04, 2007

How Can New Satellite Radio Merger Analysis Be 'Independent' When The NAB Paid For It? Techdirt — April 03, 2007

Busted: Mike Hubbard, sponsor of Alabama anti-merger resolution, owns radio station (and more) Orbitcast — March 30, 2007

If Terrestrial Radio Broadcasters Don't Compete With Satellite Radio... Techdirt — March 01, 2007

PRIVACY | CONTACT US | XMRADIO.com

©2007 XMmerger.com

The information provided on this web site is "as is" without warranty of any kind, expressed or implied. XM has provided links to other Internet sites only for the convenience of visitors, and is not responsible for the materials, activities or content of other web sites.

In addition, the “In The News” page of the updated internet website also contains a link to the following third-party news article:

Sirius, XM and American values

Jon Healey

June 25, 2007

Worried about the proposed merger between the XM and Sirius satellite radio services? So are more than 70 members of Congress, Consumers Union, the Consumer Federation of America and the American Antitrust Institute, among other groups.

On the other hand, the New York State Federation of Hispanic Chambers of Commerce thinks it’s a great idea. “We firmly believe that alternative news sources found in satellite radio have played a role in fueling this economic growth and we strongly urge the merger’s approval,” the group’s president, Alfred Placares, said in a press release earlier this month.

So do three other Latino organizations—the Hispanic Federation, the Latino Coalition and the League of United Latin American Citizens. Also voicing support are the National Black Chamber of Commerce and the 2nd Episcopal District of the African Methodist Episcopal Church (as well as the NAACP, although its comments have yet to be posted). Ditto a trio of women’s groups: Women Involved in Farm Economics, Women Impacting Public Policy and the National Council of Women’s Organizations. From the heartland, the League of Rural Voters votes “aye” on the merger of the satellite radio giants. So do two conservative Christian groups, American Values and FamilyNet. Oh and yes, don’t forget the liberal National Consumers League and the conservative National Taxpayers Union.

Who knew there was such a variety of stakeholders among the 14 million subscribers in Sirius and XM’s combined user base?

While the names of the groups change from issue to issue, the routine in Washington has been pretty much the same for decades. Whenever policymakers are poised to act on an important and controversial issue, such as a big merger or new regulation, out of the woodwork come a swarm of advocacy groups representing a rainbow array of ethnic groups, regional interests and other constituencies.

Some of them weigh in on their own accord. For example, Consumers Union and Consumer Federation routinely take positions on mergers involving telecommunications services (and, typically, oppose them). But other groups step up to the microphone at the behest of parties most affected by the government’s action. It’s become part of the game: If you want the Federal Communications Commission (FCC) to bless your merger, as XM and Sirius do, you line up as many grass-roots allies as you can. Your opponents do too.

The routine makes perfect sense to former FCC Chairman Dick Wiley, a Washington lobbyist whose clients include Sirius. When he was on the commission in the 1970s, he said, the FCC routinely heard from the Rev. Jesse Jackson and other African American representatives on media issues. “The FCC is naturally going to be interested in what the NAACP thinks about this ... or the Hispanic caucus. That’s part of the whole equation,” Wiley said. And lining up support from those groups “is part of a very legitimate process that goes on to try to persuade five (FCC) commissioners whose obligation is to determine what is the broader public interest.”

Given the stakes involved, it’s not surprising that the process has been abused. Critics coined a term—”AstroTurf”—to describe supposedly grass-roots groups that turn out to be fronts ginned up by proponents or opponents of a merger, regulation or bill. Another tactic favored by large corporations is to buy goodwill among community groups through charitable donations, then encourage those groups to support the corporations’ agendas in Washington. There’s also the practice of pouring money into supposedly independent research groups, then trotting out studies that, amazingly enough, support their benefactors’ point of view.

It would be a mistake, though, to see advocacy groups as puppets that take positions only on command. There’s a natural symbiosis between these groups and their corporate allies. The groups’ raison d’être is to raise their constituents’ profile and make sure their concerns are heard. Thus, every controversial rulemaking or legislative battle is an opportunity to justify their existence and position themselves as representatives of a slice of the citizenry that shouldn’t be ignored.

Take, for example, Women Impacting Public Policy, a Washington-based group that represents female business owners. “We’ve carved out a niche and space in the telecom area because there is probably no set of issues that affect us more broadly” than the communications and media issues regulated by the FCC, said Barbara Kasoff, the group’s president. “That affects us in terms of our programming, being able to advertise, being able to market, being able to be part of this space.” The group occasionally gets involved on issues at the request of its corporate partners, which include AT&T and Verizon. But it jumped into the fray over the XM-Sirius merger on its own initiative. “We kind of watch what’s happening through the FCC,” Kasoff said. “We felt it’s very critical the commissioners on the FCC understand the perspective of small business owners. And to that end, we want to make sure that we are visible and we provide that perspective.”

The grass-roots groups and individual comments (more than 2,500 of which have been filed with the FCC) have largely repeated the themes advanced by XM and Sirius or their primary opponents, the National Association of Broadcasters. These include the impact on prices, programming diversity and consumer choice. They’ve also helped XM and Sirius advance an argument that the publicly traded services can’t make themselves: that the two companies are too weak to survive as independent entities.

That’s one of the points made by the Minneapolis-based League of Rural Voters, which joined the debate at the behest of XM and Sirius. It released a report last week that argued the merger was fundamentally different from the proposed merger of satellite TV providers DirecTV and EchoStar, which the FCC unanimously rejected in 2002. Niel Ritchie, the league’s executive director, admitted that “the XM guys did this particular study,” but he said he agreed with its conclusions and was happy to put it out under the league’s banner. Satellite radio is valuable to rural areas because they’re frequently underserved by over-the-air broadcasters, Ritchie said, and the merger would be a good thing because it would turn “what we perceive to be two weak companies into a strong company.” He added that rural concerns are too often overlooked by policymakers. “For us, having an opportunity to get involved in regulatory issues that have an impact on our constituency ... is one we take every chance we get.”

Jon Healey is a Times editorial writer; he runs the BitPlayer blog.

In addition, the “What People Are Saying” page of the updated internet website also contains links to the following letters and statements included on the internet website:

June 15, 2007

VIA ELECTRONIC FILING

Marlene H. Dortch, Secretary

Federal Communications Commission

445 12th Street, SW

Washington DC 20554

Re:	Notice of Ex Parte Presentation; Application for Authority to Transfer Control of XM Radio Inc. and Sirius Satellite Radio Inc., MB Docket No. 07-57

Dear Ms. Dortch:

FamilyNet Radio, the voice of Christian Talk on SIRIUS Satellite Radio Channel 161, is a strong supporter of the pending merger of SIRIUS and XM Satellite Radio. This merger will expand the reach of FamilyNet by millions of listeners and, therefore, significantly enhance our ability to bring Christian Talk to interested consumers. We believe that increasing the range of FamilyNet and other specialized programming networks via satellite radio greatly will serve the public interest.

Every day, FamilyNet brings its listeners a rich blend of family-friendly and faith-based news and entertainment. Some of our most popular offerings include:

•

Mornings with Lorri & Friends, a one-hour daily program featuring interviews with political, cultural, and religious leaders. Listeners also are provided with in-depth analysis of issues that are important to families, believers, and seekers;

•

Turning Point with David Jeremiah, hosted by the founder of Turning Point Radio and Television Ministries, which aims to communicate God’s Word with integrity and to promote ministry in the lives of listeners; and

•	Hope in the Night, a two-hour nightly call-in counseling program that helps people to resolve their personal problems with biblical hope and practical help.

There is a powerful demand for this type of programming among Christian audiences and for innovative and user-friendly ways to deliver it to listeners.

6350 West Freeway • Fort Worth, Texas 76116 • 1-800-832-6638 • www.FamilyNet.com

Marlene H, Dortch, Secretary

June 15, 2007

FamilyNet has found satellite radio to be an ideal medium for bringing our message to consumers, particularly those that live in remote areas and may not be able to access such programming through traditional radio or other means. We support any efforts, including the proposed Sirius-XM merger, that will help satellite radio survive and continue to benefit the public for many years to come.

Finally, we are aware of arguments that have been made by some opponents to this merger that it will be harmful to programmers, such as FamilyNet. These parties contend that this merger will have a negative impact on programmers because it will give them one fewer option when seeking distribution for their networks.

FamilyNet believes these arguments hold little credibility. Audio programmers will continue to have many distribution avenues available to them after this merger. In fact, it our understanding that the merger will create more programming opportunities on satellite radio, by enabling Sirius and XM to remove duplicative channels and thereby increase channel capacity.

For all of the reasons provided herein, FamilyNet urges the FCC to approve the Sirius-XM applications as quickly as possible.

Respectfully submitted,

R. Martin Coleman
Chief Operating Officer, FamilyNet Radio

cc:	Chairman Kevin J. Martin
Commissioner Michael J. Copps
Commissioner Jonathan Adelstein
Commissioner Deborah Taylor Tate
Commissioner Robert M. McDowell

Before the

FEDERAL COMMUNICATIONS COMMISSION

Washington, D.C. 20554

In the Matter of	)
)
XM Satellite Radio Holdings Inc.,	)	MB Docket No. 07-57
Transferor	)
)
and	)
)
Sirius Satellite Radio Inc.,	)
Transferee	)
)
Consolidated Application for Authority to	)
Transfer Control of XM Radio Inc. and Sirius	)
Satellite Radio Inc.	)

COMMENTS OF AMERICANS FOR TAX REFORM

Americans for Tax Reform (“ATR”) and 60 Plus hereby submits its comments in the above-referenced proceeding. For the reasons provided herein, ATR urges the Federal Communications Commission (“FCC”) to allow the pending merger of Sirius Satellite Radio (“Sirius”) and XM Satellite Radio (“XM”) to proceed without governmental interference.

ATR is a nonprofit, 501(c)(4) lobbying organization that leads the fight to bring tax and regulatory relief to the American people. We strongly believe that free markets serve the best interests of consumers and that consumers, not the government, should be the arbiters of whether or not companies succeed in the marketplace. We are guided by the principle that competition and technological innovation are strongest when industries are able to exercise their best business judgment in a manner that is free of unnecessary government intervention.

These principles apply directly to the issues at stake in this proceeding. Allowing the proposed merger of the two companies is in the best interest of a principled free market.

The default position of a government in a free society should be to allow the market to function freely. This particular case certainly does not merit what should be an extraordinary step; intervention. The satellite radio business is a subscription service consumers choose to purchase, but are in no way forced to. Only three percent of audio consumers currently choose to subscribe. Terrestrial radio has a near monopoly on audio consumers, and seeks to keep it that way. While satellite radio offers subscribers significantly more choices for programming, the fact that terrestrial radio will continue to be offered free of charge means subscription satellite service will not pose a serious threat to it. Resistance to this proposed merger by terrestrial broadcasters shows a desire to maintain their dominance, not an adherence to the free market principle that have allowed terrestrial radio to maintain its dominance in the first place.

A free market, where companies are free to merge and part ways as they see fit, through the reaction to their product by consumers, is in the best interest of all Americans. While protections against monopolistic dominance of one company over a market is important, that simply will not be the case in this instance. Terrestrial radio will continue to exist, as will CD’s, digitally downloaded music, and MP3 devices.

If consumers, both current and future, do not feel the new product is worth the cost, they are free to exercise that displeasure the way the market intended, by leaving the service. But what consumers do not need is for government to act preemptively on their behalf and block or otherwise hinder market functions.

The proposed new company will benefit the audio market in general as well as individual consumers. Sirius and XM have shown in their public filings and congressional testimony that a combined satellite radio company will expand consumer programming choices, result in lower prices, and spur deployment of technology.

For example, the synergies and efficiencies resulting from the merger will allow the combined company to provide consumers programming choices on a more à la carte basis at lower prices, without a regulatory mandate to do so. After the merger, the companies have promised that customers, if they so choose, will be able to receive fewer channels at a monthly price that is lower than the current subscription price. This is the market working to cater to the needs of their consumers of any age, from young parents with children to seniors. Alternatively, subscribers will be able to receive more channels, including some of most popular and well received programming from both channel lineups, at a slight increase over the cost of getting just one of the services today, and considerably less than the cost of subscribing to both.

The parties have explained that the merger will give consumers other new choices as well. While subscribers already have the ability to block adult-themed satellite radio channels, post-merger they will be able to receive a price credit if they choose to exercise this option. Subscribers also will be able to continue using their existing radios after the deal closes or eventually will be able to purchase new radios capable of receiving all of the content of both services. We agree that the merger is likely to generate these and many other positive results for consumers.

Although some opponents of the merger have attempted to portray a combined Sirius-XM as a media “Goliath,” the facts suggest that it more closely resembles a “David” in a large, ever-expanding market. Satellite radio companies compete not just with each other, but also with a litany of other audio services, such as traditional and HD radio and iPods. It is likely that technology will continue to develop and bring even more players to this highly competitive market.

While the combined company would have fewer than 20 million subscribers, this number is dwarfed by the hundreds of millions of weekly broadcast radio listeners, PC owners with access to Internet radio, and iPods in the market. On their face, these figures refute any suggestion that this merger could harm or impede competition in the audio entertainment market. Despite the claims that have been made to the contrary, there simply is no reason to believe that the vibrant competition in the audio entertainment market will cease to exist after the transaction is approved. A realistic examination of the audio entertainment landscape, and the relatively small place that satellite radio commands therein, makes clear that a merged Sirius-XM will be in no position to exercise market power.

In fact, allowing this merger to go forward only will enhance competition by allowing satellite radio to become a more efficient and attractive audio entertainment provider. Defining the relevant market in which Sirius and XM compete in an artificially narrow way, as some merger opponents have suggested, will not change this reality.

In light of the intense competition in the audio entertainment market, it will be in the new company’s self interest to provide more diverse programming at lower prices. Sirius-XM will continue to face competition from a number of other services, including some formidable players that are offered to consumers free of charge. The only way that the merged company will be able to substantially increase subscribership will be to offer greater programming choices at better prices. If Sirius-XM fails to follow through with its promises, consumers simply will choose to go elsewhere for audio entertainment.

In summation, Sirius and XM should be permitted to pursue their merger. ATR believes such a merger would well serve the public interest, have positive benefits for consumers and allow the free market to determine its effectiveness. Allowing this merger to go forward will intensify competition among audio providers by allowing satellite radio to become a stronger operator. On the other hand, blocking this merger would deprive consumers of concrete benefits and artificially will constrain innovation and competitive developments.

For all of these reasons, I ask the FCC to allow the merger of Sirius and XM to proceed without governmental interference.

Respectfully submitted,

AMERICANS FOR TAX REFORM AND 60 PLUS ASSOCIATION

By:	/s/ /	By:	/s/ /
	Grover Norquist, President		James Martin, President
	Americans for Tax Reform		60 Plus Association
	1920 L Street NW		1600 Wilson Blvd.
	Suite 200		Suite 960
	Washington, DC 20036		Arlington, VA 22209

Dated: , 2007

In addition, the “Merger Resources” page of the updated internet website also contains links to the following press releases included on the internet website:

Contact: R. Chip Turner

(817) 570-1423 Direct ~ (817) 737-7853 Fax ~ (800) 832-6638 Toll Free

cturner @ FamilyNet.com

For Immediate Release: June 26, 2007

FamilyNet Throws Its Support Behind SIRIUS-XM Satellite Radio Merger

Fort Worth, Texas (June 26, 2007) – FamilyNet Radio, the voice of Christian Talk on SIRIUS Satellite Radio (Nasdaq: SIRI), today announced its strong support for the pending merger between SIRIUS and XM Satellite Radio (Nasdaq: XMSR).

“FamilyNet has found satellite radio to be an ideal medium for bringing our message to consumers,” said R. Martin Coleman, chief operating officer for FamilyNet Radio, in a letter to the Federal Communications Commission (FCC). “We support any efforts, including the SIRIUS-XM merger, which will help satellite radio survive and continue to benefit the public for many years to come.”

Broadcast on SIRIUS Channel 161, FamilyNet radio delivers Christian Talk to millions of listeners nationwide. Coleman added that “merging with XM Satellite radio will allow our rich blend of family-friendly and faith-based news and entertainment to reach an even larger audience, many in remote areas who would otherwise not have access to Christian programming through traditional terrestrial radio.”

In his letter to the FCC, Coleman said that the proposed merger would only enhance consumer choice and the ability of Christian programmers and others alike to offer increased programming options to a diverse range of listeners. “Audio programmers will continue to have many distribution avenues available to them after this merger. In fact, the merger will create more programming opportunities on satellite radio, by enabling SIRIUS and XM to remove duplicative channels and thereby increase channel capacity.”

Coleman said he believes that, following the merger, a larger Christian audience will be able to enjoy the same popular program offerings as now including Mornings with Lorri & Friends, In Touch with Charles Stanley, Turning Point with David Jeremiah, Way of the Master, and many others, at prices at or even below the current monthly offering. He said he also believes the merger will allow consumers to enjoy the best of both satellite radio services at a combined cost of less than what it would cost to purchase both today.

FamilyNet urged the FCC to consider this matter and approve the two companies’ merger applications as quickly as possible.

###

Based in Fort Worth, Texas, FamilyNet TV can be seen in approximately 29 million TV households and is owned by the North American Mission Board of the Southern Baptist Convention. FamilyNet also operates the Christian talk channel (161) on SIRIUS Radio. For more information, visit the FamilyNet Web site at www.FamilyNet.com or call (800) 832-6638.

FOR IMMEDIATE RELEASE	CONTACT: John Kartch
25 JUNE 2007	202-785-0266

ATR and the 60 Plus Association File Comments

with the FCC in Support of XM-Sirius Merger

Merger will benefit consumers and bring new, family-friendly options to market

WASHINGTON – Americans for Tax Reform, along with the 60 Plus Association, today filed a joint comment with the Federal Communications Commission (FCC) in support of the proposed merger of the subscription satellite radio companies XM (Nasdaq: XMSR) and Sirius (Nasdaq: SIRI). The merger will allow the satellite radio segment of the competitive audio business to offer an even more appealing product that consumers, those who choose to subscribe, can cater to their tastes and personal styles.

“This merger would create an appealing product for many consumers interested in multiple audio options,” said Grover Norquist, President of Americans for Tax Reform. “The companies have broken new ground in offering consumers the ability to block channels and receive a credit for what they have blocked, without being forced by regulation to do so, therefore creating an alternative that will appeal to people of all age groups and sensibilities.”

Satellite radio currently makes up only 3 percent of the crowded audio entertainment market, but the combined product of XM and Sirius will, in a free market, offer a more attractive product. Fans of all major professional sports, shock-jocks and family friendly programming will be able to create packages that appeal to their needs. And with the added attraction of being able to block channels they find offensive and receive a credit back on those channels, consumers, particularly those families with young children, will be able to take advantage of the first market-created a la carte system in the entertainment industry.

“The voluntary a la carte system these companies have pledged to implement is a prime example of the market working to attract new, family-oriented audiences,” continued Norquist. “This is a testament not only to their commitment to families, but to the free market. No regulations were needed to impose this concept; it came about out of a void in the market they think exists. Kudos to them for this interesting and bold step in a new direction not offered on terrestrial radio.”

Americans for Tax Reform (ATR) is a non-partisan coalition of taxpayers and taxpayer groups who oppose all federal, state and local tax increases. For more information or to arrange an interview, please contact John Kartch at (202) 785-0266 or at jkartch@atr.org.

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In addition, the “Merger Resources” page of the updated internet website also contains links to the following materials included on the internet website:

Harold Furchtgott-Roth[1]
June 2007

[1] President, Furchtgott-Roth Economic Enterprises and Former FCC Chairman.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

Executive Summary

This paper provides an overview of economic considerations that government agencies should take into account when reviewing the proposed merger between XM Satellite Radio Holdings, Inc. (XM) and Sirius Satellite Radio, Inc. (Sirius).2 It identifies the numerous existing fixed and mobile communications services that compete with satellite radio—including terrestrial radio, pre-recorded music devices, mobile phones, and fixed and mobile internet services—and describes the increasing availability of mobile broadband services that offer nearly endless capabilities to consumers. This paper also analyzes the dynamic nature of the market for mobile communications services and highlights the commitment that the government has made to facilitate the deployment of advanced communications services. This paper concludes that government agencies reviewing this merger should consider the many consumer benefits that are likely to accrue over the longer term. And, consistent with its approach in other proceedings, the FCC should afford satellite radio providers the sufficient timing flexibility necessary to respond to rapidly changing market conditions.

The asserted view that satellite radio is an isolated antitrust market is inconsistent with basic observations about this market. Satellite radio has a small presence in comparison to other comparable communications services. From a consumer’s point of view, there is a range of fixed and mobile alternatives to satellite radio service, with even more offerings on the immediate horizon. To take just one example, the 14.5 million satellite radio subscribers pales in comparison to the 237 million mobile phones in use today. Many of those phones allow users to access wireless data services as well as to download and to play music. Mobile internet services are also becoming increasingly available in cars. These competing choices discipline the prices that XM and Sirius charge subscribers today and will continue to do so regardless of whether the firms merge. If a combined satellite radio provider were to raise prices, consumers could find identical or similar programming elsewhere and switch services.

The provision of satellite radio services is best understood as a segment of the markets for fixed and mobile communications services. Nearly all of the programming available via satellite radio can be obtained elsewhere. And internet services are a substitute for a wide range of communications services, including satellite radio. Although mobile broadband services are not likely to displace all other mobile communications services, such services will certainly siphon some consumers away from existing mobile services and will discipline the prices that the other services command in the market. The Federal Communications Commission (FCC) has taken note of this trend toward a broader mobile services market in other proceedings, and it should maintain that position when evaluating this merger. Particularly in light of the rapid changes in technology and market structure, it would be unreasonable for government agencies to restrict the merger analysis to a static environment that fails to account for these dynamic market conditions.

[2]	The views expressed in this report are my own and do not necessarily reflect the views of either XM or Sirius, or any other party.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

I. Introduction.

Background

My name is Harold W. Furchtgott-Roth. I am president of Furchtgott-Roth Economic Enterprises, an economic consulting firm. I was a commissioner of the Federal Communications Commission (FCC) from November 1997 through May 2001. My statements as a commissioner at the FCC have been cited by federal courts. I have been a guest speaker at many conferences for the telecommunications industry. One of my responsibilities is chairing the board of the Telecommunications Policy Research Conference, one of the primary forums for research on telecommunications issues in the United States. I chair the board of Oneida Partners, a wireless communications company. I am on the board of MRV, a publicly traded telecommunications manufacturing company. I serve on several advisory boards.

From June 2001 through March of 2003, I was a visiting fellow at the American Enterprise Institute for Public Policy Research (AEI) in Washington, DC. I am currently a senior fellow at the Hudson Institute in Washington, DC.

I have worked for many years as an economist. From 1995 to 1997, I was chief economist of the House Committee on Commerce, where one of my responsibilities was to serve as one of the principal staff members helping to draft the Telecommunications Act of 1996. From 1988 to 1995, I served as a senior economist at Economists Incorporated, where I worked on economic and econometric matters in regulatory, antitrust, and commercial litigation cases. These cases included many matters in the broadcast, cable, and telecommunications industries. From 1984 to 1988, I served as a research analyst at the Center for Naval Analyses, where I conducted quantitative studies on behalf of the Department of the Navy.

My academic research concerns economics and regulation. I am the author or coauthor of four books: A Tough Act To Follow: The Telecommunications Act of 1996 and the Separation of Powers (Washington, DC: American Enterprise Institute) 2006; Cable TV: Regulation or Competition, with R.W. Crandall, (Washington, DC: The Brookings Institution), 1996; Economics of A Disaster: The Exxon Valdez Oil Spill, with B.M. Owen, D.A. Argue, G.J. Hurdle, and G.R. Mosteller, (Westport, Connecticut: Quorum books), 1995; and International Trade in Computer Software, with S.E. Siwek, (Westport, Connecticut: Quorum Books), 1993. I am a frequent commenter on economic matters, and daily newspapers, including the Wall Street Journal, have published my opinion pieces. I have a weekly column in the business section of the New York Sun. I have testified on many occasions before committees of the U.S. Senate and House of Representatives.

I received my undergraduate training in economics at MIT, and I received a Ph.D. in economics from Stanford University.

Assignment

I have been asked by XM and Sirius to review from an economic perspective their proposed merger. I primarily focus on a consumer’s perspective and potential changes in competing communications services providers. In preparing this report, I reviewed various documents including the following: documents related to the merger prepared both by the merging parties and by parties opposing the merger; other documents relating to each of these companies; documents related to the market for mobile communications services and the market for fixed communications services; and various documents prepared by the FCC over the past many years.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

Summary of findings

On the basis of my background and a review of the documents described above, I reach conclusions with respect to the proper competitive framework to examine the proposed merger from a consumer’s perspective. I find the following:

•	XM and Sirius compete with numerous other providers of communications services, both in a fixed and a mobile environment, including terrestrial radio and fixed and mobile internet services;

•

the market structure for both mobile communications services and fixed communications services is changing rapidly, and the federal government has actively promoted the development and deployment of advanced communications services; and

•	it would be unreasonable to examine the proposed merger of XM and Sirius in a static environment that does not account for changing technology and market structure over both the short and long term.

Rapid changes in both technology and market structure substantially affect the competitive alternatives available to XM and Sirius customers. The FCC in many proceedings has facilitated the commercial availability of new technologies that compete with satellite radio and other services. It would be unreasonable for the FCC and other federal agencies in reviewing the proposed merger to ignore the substantial federal efforts to promote both fixed and mobile communications services that compete with satellite radio services.

II.	XM and Sirius compete with numerous other providers of communications services, both in a fixed and a mobile environment, including terrestrial radio and fixed and mobile internet services.

Opponents of the XM-Sirius merger frame the relevant product market overly simply: a narrow, static service market in 2007 comprised exclusively of satellite radio services with the merger representing increased concentration from two firms to one.3 This view of satellite radio as spanning an entire isolated antitrust market unaffected by the availability and prices of competing services, however, is not consistent with technology, consumer demand, and the FCC’s findings in a variety of proceedings. Other studies convincingly refute the narrow market view.4

Whether in the mobile environment of a car or train or in the fixed environment of a home, office, or work site, American consumers have a wide and rapidly expanding range of choices for communications services that compete with XM and Sirius. These competitive choices discipline the prices that XM and Sirius charge subscribers today and will continue to do so regardless of whether the firms merge.

For purposes of exposition and consistent with the manner in which the FCC allocates and licenses spectrum, I will organize my discussion of the markets in which XM and Sirius compete into two parts: fixed communications services and mobile

[3]

See, e.g., Crowell and Moring, “Analysis of Antitrust Concerns Regarding XM/Sirius Merger,” submitted to the FCC, May 22, 2007, at 2-4. See In the Matter of XM Satellite Radio Holdings Inc., Transferor and MB Docket No. 07-57 Sirius Satellite Radio Inc., Transferee Consolidated Application for Authority to Transfer Control of XM Radio Inc. and Sirius Satellite Radio Inc., “Comments of the American Antitrust Institute in Opposition to the Transfer Application,” June 5, 2007. See also J.G. Sidak, “Expert Declaration of J. Gregory Sidak Concerning the Competitive Consequences of the Proposed Merger of Sirius Satellite Radio, Inc. and XM Satellite Radio, Inc.,” (Sidak Declaration), March 16, 2007, at 1-2, and 8-33.

[4]	See T. Hazlett, “The Economics of the Satellite Radio Merger,” in Docket 07-57, June 14, 2007, http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6519527923.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

communications services.5 These market constructs are much broader than, and fully include, the “audio entertainment services” market conservatively suggested by XM and Sirius.6 The presentation of these market constructs for expositional purposes in this paper does not preclude subsequent analytical findings of similar or different relevant antitrust markets.

The following findings frame this section:

•	Consumers can choose among many fixed communications services that compete with XM and Sirius;

•	Consumers can also choose among many mobile communications services that compete with XM and Sirius;

•	XM and Sirius have little programming that consumers cannot obtain elsewhere from other communications service providers; and

•	a single internet device can offer many communications services including those offered by XM and Sirius.

A.	Consumers can choose among many fixed communications services that compete with XM and Sirius.

The United States has more than 300 million people7 and more than 124 million housing units.8 Of the hundreds of millions of potential satellite radio subscriptions in fixed locations, there are approximately 14.5 million satellite radio subscribers, and many if not most of those are primarily used in automobiles.9 Although the number of satellite radio subscriptions is growing, it remains small relative to the universe of communications services used in fixed locations in the United States.

For communications services in the home or office, consumers have many choices besides XM and Sirius. While practically all of these communications services can be used in either a mobile or a fixed environment, but consumers can also choose communications services that can only be used in a fixed environment. These include such communications services as internet access and broadband services offered by wireline telephone companies and cable companies. Consumers also can use a wide range of electronic devices to listen to pre-recorded music at home, in the office, or at other fixed locations.

The technologies for fixed communications services are converging. Consumers at home or work can listen to music, news, sporting events, and other audio services transmitted by terrestrial radio, internet-based web sites, cable audio services, DBS audio services, or satellite radio. Years ago, these and other different consumer technologies might have occupied separate product markets; today, the distinctions blur among different communications services in a fixed environment.

[5]

I do not suggest that these are necessarily antitrust “relevant markets” based on rigorous analysis that I have not attempted in this paper. Rather, “mobile communications services” and “fixed communications services” are useful ways of examining the competitive choices available to consumers considering XM or Sirius.

[6]

See Consolidated Application for Authority to Transfer Control, In the Matter of XM Satellite Radio Holdings and Sirius Satellite Radio, at 23 and footnote 68 (filed March 20, 2007).[7] U.S. Census Bureau. See http://www.census.gov.

[7]	U.S. Census Bureau. See http://www.census.gov.
[8]	U.S. Census Bureau, figures for 2005. See http://www.census.gov/popest/housing/tables/HU-EST2005-01.xls.
[9]

This reflects 7.9 million XM subscriber, as stated by XM on April 26, 2007, at http://xmradio.mediaroom.com/index.php?s=press_releases&item=1449 and 6.6 million Sirius subscribers, as stated by Sirius on May 1, 2007, at http://investor.sirius.com/ReleaseDetail.cfm?ReleaselD=240128.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

Internet and broadband services are widely available to the American public, and these services provide consumers with audio and other services that compete with the satellite radio services of XM and Sirius. As of June 2006 (the most recent available data), more than 99% of zip codes in the United States had broadband services.10 More than 87% of zip codes had three or more broadband providers.11 More than 19% of zip codes had 10 or more broadband providers. There were more than 64 million broadband lines based on subscription accounts in service in the United States, of which more than 11 million were terrestrial mobile accounts and nearly 500,000 satellite accounts.12 More than 93% of households had access to broadband service,13 and broadband service was purchased by more than 50 million residences.14 On any of these services, American consumers can obtain practically the full range of programming services available on satellite radio.15 All of these communications services discipline the pricing structure of satellite radio service operators.

In much of the remainder of the paper, I focus more on the mobile communications market than on the fixed communications market. There are more competitors for fixed communications services than for mobile communications services. To the extent the merger of XM and Sirius poses no competitive harm for mobile communications services, it will pose no competitive harm for fixed communications services.

B.	Consumers can also choose among many mobile communications services that compete with XM and Sirius.

Consumers can and do choose among various forms of mobile communications services including terrestrial radio, pre-recorded music, mobile phones, and mobile internet services that compete with XM and Sirius. “Mobile communications services” means communications services that can potentially be used in a mobile environment such as an automobile.16 “Communications services” means a wide range of services that include statutory definitions of broadcast services, information services, and telecommunications services,17 as well as other information and entertainment services such as pre-recorded music. “Communications services” need not be mobile. Mobile communications services include those satellite radio services offered through equipment either installed in an automobile or available through “plug-and-play” and other portable devices.18 These and other mobile communications services are offered with commercially available consumer electronic devices both for portable or nomadic use and installed in automobiles.

As noted above, as long ago as June 30, 2006, the United States had 11 million mobile terrestrial broadband accounts and more than 500,000 satellite broadband accounts.19 Mobile broadband subscriptions are growing rapidly and will likely surpass satellite radio service subscriptions.

[10]	See High-Speed Services for Internet Access: Status as of June 30, 2006, January 2007, at 1 and Table 15, http://hraunfoss.fcc.gov/edocs_public/attachmatch/DOC-270128A1.pdf.
[11]	Ibid., at Table 15.
[12]	Ibid., at Table 1.
[13]	Ibid., at Table 14
[14]	Ibid., at Table 3.
[15]	See discussion at II.B.4 below.
[16]	See 47 U.S.C. 153(27).
[17]	See 47 U.S.C. 1 53(6), (20), (43), and (46).
[18]	Some satellite radio services are offered through equipment that is not portable and that is attached to home stereo and other audio systems. See subsection A above.
[19]	See High-Speed Services for Internet Access; Status as of June 30, 2006, January 2007, at Table 1, http://hraunfoss.fcc.gov/edocs_public/attachmatch/DOC-270128A1.pdf.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

Although XM and Sirius both offer satellite radio services, and both compete for new customers, particularly those interested in portable plug-and-play devices, there is not likely substantial switching among existing customers between the two. Part of the reason for the lack of substantial switching between existing customers is the high switching cost for factory-installed satellite equipment in automobiles, and automobiles account for a substantial share of the customer base for both XM and Sirius.20 Each satellite radio service requires specialized equipment, and installing this equipment in an automobile (rather than using a portable transceiver or other device not built into the car) is both costly and time-consuming. In contrast, terrestrial radio service is the default option on much factory-installed equipment when a satellite radio subscription expires.

Indeed, satellite radio subscribers continue to spend time listening to terrestrial radio rather than to satellite radio.21 Most new automobiles are equipped with CD players and other audio equipment. For customers with factory-installed satellite radio equipment, the incremental cost of switching from a satellite radio service to terrestrial radio or other audio services in an automobile is zero while the incremental cost of switching to a different satellite radio service is substantial, even without considering the monthly fee. Thus, a price increase for one or both satellite radio services is likely to lead many consumers to move to another type of service altogether rather than to the other satellite radio service.

Although an obvious form of switching away from satellite radio services is towards audio services available in a car with no incremental cost, consumers may also choose from a wide range of other communications services. Mobile communications services including satellite radio services are increasingly linked by at least one common form of possible substitution: mobile internet services. These mobile internet services can both technologically and economically substitute for the origination, transmission, and reception of practically all other mobile communications services. Consumers dissatisfied with the quality or price of either XM or Sirius can choose to switch to other services including more capable mobile internet services.

Switching to mobile internet service may require the purchase of new equipment and subscribing to a mobile internet service. The switching costs could be substantial if a consumer would not otherwise subscribe to mobile internet services. On the other hand, millions of U.S. consumers already subscribe to mobile internet services, and the number of subscribers is increasing rapidly.

The availability and pricing of mobile internet services help discipline the market behavior of businesses offering other mobile communications services, including satellite radio services. As will be shown subsequently in this paper, mobile internet services are widely available today and will become even more widely available with greater capabilities at lower prices in the future. To see the diffusion of mobile internet technologies, visit any consumer electronics store, either online or at a local shopping mall. To get a sense of why narrowly defined services such as satellite radio are technologically subsumed in markets supporting broader mobile communications technologies, some of which will be commercially available in the next year, see the web sites for various IEEE groups that are developing standards for mobile broadband services.22

[20]

See Tim Farrar, “The Competitive Landscape for Satellite Radio”, April 6, 2007, at 4, available at www.tmfassociates.com/SatRadio.pdf. See also StreetDeck, “Demand for In-Vehicle Infotainment Picks Up Speed,” at 2, available at http://www.intel.com/design/embedded/casestudies/streetdeck.pdf (last visited June 12, 2007).

[21]

Satellite radio subscribers devote a significant portion of their overall radio listening to either XM or Sirius’ various channel offerings, but still end up spending more time with terrestrial radio. Overall, three in ten (31%) say they now listen mostly or exclusively to satellite-delivered stations, with 43% of Sirius subscribers devoting the lion’s share of their time to these channels. But overall, nearly four in ten (38%) satellite users listen mostly or only to area AM and FM stations. This data supports the recent Arbitron analysis from the fall ‘06 ratings book that confirmed that satellite radio listeners actually listen to more terrestrial radio on a weekly basis (14 hours versus 10:45).“See http://www.jacobsmedia.com/tech3_satellite.htm.”

[22]	See, e.g., 802.16.e, at http://www.ieee802.org/16/tge/.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

1. Mobile communications services is a broad category of services with converging technology

Until recently, mobile communications services consumed in cars could be divided into various categories including voice services such as mobile phones; data services such as mapping services; emergency call services such as OnStar; and entertainment services such as terrestrial radio, satellite radio, and pre-recorded music on CDs, MP3 players, and iPods. In the past, some of these categories of services might have potentially been described as separate markets, but today the dividing lines that separate them are blurred. Mobile internet services combine the capabilities of all of these various categories of services. Consequently, the prices of individual mobile communications services are disciplined by the prices and availability of broader mobile internet services.

For passive services such as terrestrial or satellite radio, a consumer receives information from a fixed menu with a finite number of channels. Information flows one way—to the consumer. In contrast, on the internet consumers can send messages to friends, order products and services online, and engage in many other activities. New mobile internet services enable consumers to interact with the internet at highway speeds.23 A consumer can usually enjoy a mobile internet service with the same equipment in most locations, whether moving or in a fixed location. In contrast, many XM and Sirius receivers are primarily for use in cars.24

While mobile internet services are more expensive than satellite services today, the prices of these services have steadily fallen, and the technical capabilities and geographic coverage have improved substantially.25 New mobile broadband services that will soon be available will further reduce prices and substantially improve technical capabilities. In addition, many consumers already subscribe to mobile internet services, and the incremental cost to receive alternate audio entertainment via the internet is very low.

2. Mobile communications services tend to be offered with nationwide pricing.

XM and Sirius, separately or jointly, cannot easily offer different prices in different geographic areas. The very nature of a mobile service generally, and a mobile satellite service in particular, leads to nationwide pricing. Mobile services are not tied to a single location but can and do move as the consumer moves. The same nationwide pricing is true for other mobile services such as most if not all mobile phone services offered by national carriers.26 Nationwide advertising and promotion campaigns, through both online websites and retail distribution channels at consumer electronic stores, also would not support geographic pricing.27

[23]	See Dan Tynan, “Cruising the Internet at 70 MPH, PC World, May 2007, at http://www.pcworld.com/article/id, 129779/article. html.
[24]	See The Katz Radio Group, Satellite Radio Penetration, RADIOWAVES, Dec. 2006, at

http://www.katz-media.com/pubs/RadioWaves/121206/RadioWavesDEC2006.pdf (last visited May 31, 2007).

[25]	For example, T-Mobile has an unlimited internet-only plan for $49.99 per month. See

http://www.t-mobile.com/shop/plans/Default.aspx?plancategory=7.

Sprint has unlimited mobile data plans from $59.99 per month. See

http://nextelonline.nextel.com/NASApp/onlinestore/en/Action/SubmitRegionAction

Verizon Wireless offers bundled data and voice plans for $79.99 per month. See http://www.verizonwireless.com/b2c/storecontroller?item=planFirst&action=viewPlanOverview&cm_re=Global-_-Plans-_-Plans. AT&T has a wide range of rate plans depending on the equipment and the amount of usage. See

http://www.wireless.att.com/cell-phone-service/cell-phone-plans/data-cell-phone-plans.jsp?_requestid=69275.

[26]

For a general discussion of competition for mobile phone services, see “Declaration of Harold Furchtgott-Roth” in WT Docket No. 05-194. For a discussion of uniform national pricing, see particularly at 10-11.

[27]	Ibid.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

To see nationwide rate plans, visit the web site of one of the national carriers.28 Of course, for some two-way services such as mobile telephony, consumers can and do expect geographically-sensitive charges such as long-distance and roaming charges, but for other services such as telematics, consumers are offered flat monthly fees.29 Many if not most satellite radio customers initially receive service as a part of a new car purchase for a flat nationwide fee—free. For new cars, XM and Sirius have long-term contracts with the major automobile manufacturers.30

In addition to the facility of national advertising and promotional campaigns with nationwide pricing, other factors reinforce nationwide pricing for mobile services such as satellite radio. Most obviously, mobile services can be consumed anywhere, not just at a specific billing address. Efforts to price discriminate by billing address can be thwarted by consumers either by switching services or by switching billing addresses for the many consumers who have more than one address (home, business, school, post-office box, second home, etc.).

3. Among mobile communications services, satellite radio is a relatively small service

American consumers have many different choices for mobile communications services. The United States has more than 240 million registered highway vehicles,31 the vast majority of which might reasonably have mobile communications services, most likely terrestrial radio equipment. Among this large universe of hundreds of millions of potential satellite radio subscriptions, there are approximately 14.5 million satellite radio subscribers.32 Some subscribers with plug-and-play devices may use satellite radio services in more than one automobile. (As discussed in subsection A above, some of these 14.5 million subscriptions are in fixed locations, rather than motor vehicles.) Of course, satellite radio is a relatively new service, and subscriptions have grown rapidly in recent years and may well continue to grow over the next several years. But by any reasonable measure, XM and Sirius are relatively modest participants in the market for mobile communications services.

For the purpose of comparison to the 14.5 million satellite radio subscriptions, there are more than 237 million mobile phones in use, and many of these are capable of accessing the internet.33 As long ago as June 2005, half of mobile phones in use were capable of accessing the internet, and one third of wireless customers used wireless data services.34

[28]

See, e.g., http://nextelonline.nextel.com/NASApp/onlinestore/en/Action/DisplayPlans?filterString=lndividual_Plans_Filter&id12=UHP_Plan-sTab_l_ink_lndividualPlans, visited on June 19, 2007; http://www.verizonwireless.com/b2c/store/controller?item=planFirst&action=viewPlanOverview&cm_re=Global-_-Plans-_-Plans, visited on June 19, 2007; http://www.wireless.att.com/cell-phone-service/cell-phone-plans/individual-cell-phone-plans.jsp, visited on June 19, 2007; http://www.t-mobile.com/visited on June 19, 2007; http://www.metropcs.com/plans.php, visited on June 19, 2007.

[29]	See http://www.onstar.com/us_english/jsp/index.jsp.
[30]

For a list of automotive partners with Sirius, see http://www.sirius.com/servlet/ContentServer?pagename=Sirius/CachedPage&c=Page&cid=1019257316845. For a list of automotive partners with XM, see http://www.xmradio.com/whatisxm/inyourvehicle/new-vehicles.xmc.

[31]	U.S. Bureau of Transportation Statistics. Figures are for 2005. See http://www.bts.gov/publications/national_transportation_statistics/html/table_01 _11.html.
[32]	See footnote 9.
[33]	See www.ctia.org.
[34]	http://www.ctia.org/advocacy/position_papers/index.cfm/AID/10298.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

The FCC’s most recent wireless competition report describes the widespread availability of mobile wireless internet services such as EV-DO as WCDMA/HSDPA in early 2006.35 These and more advanced mobile internet services are widely available today.36 Purchasers of mobile phones, PDAs, or laptop computers are offered an ever-expanding range of mobile internet access services.

A recent survey by Bridge Ratings illustrates the relatively modest stature of satellite radio in the American market.37 According to the May 2007 survey, nearly 94% of Americans listen to terrestrial radio during a week.39 Approximately 30% of Americans listen to MP3 players (including iPods) during a week.38 But, according to the survey, fewer than 5% of Americans listen to satellite radio in a week.40 Of particular note, nearly four times as many Americans, nearly 20%, listened to radio on the internet (both terrestrial stations with web-based audio feeds as well as internet-only stations) as listened to satellite radio during the course of a week.41 Interestingly, the Bridge Ratings survey, conducted by a commercial business for commercial customers, includes a range of services that practically spans mobile communications services.42 The survey does not include just satellite radio, or even just satellite radio and terrestrial radio.

4. Mobile broadband services are increasingly available

Until recently, the range of technologies available for cars was much more limited than for homes or offices. Broadband services, which have only recently become popular in American homes and offices, are about to become popular in American cars as well.

Many mobile communications services are widely if not ubiquitously available. Terrestrial and satellite radio services and pre-recorded music devices are the most well-known. Downloadable music services are now available on cell phones, and can be retransmitted through car stereo systems.43 In the Sprint Productivity Survey, 43% of respondents report having listened to music on their cell phone, one of the most common uses of cell phones.44

In the next two years, many new mobile internet services will be based on WiMax technologies, but other technologies are also being deployed. Sprint is beginning to roll out an advanced broadband wireless service this year in the 2.5 GHz band and, as required by the FCC, will serve a large portion of the U.S. population in the next two years.45 Clearwire has a similar rollout plan for advanced broadband wireless services.

[35]

In the Matter of Implementation of Section 6002(b) of the Omnibus Budget Reconciliation Act of 1993 Annual Report and Analysis of Competitive Market Conditions With Respect to Commercial Mobile Services, WT Docket No. 06-17, Eleventh Report, released September 29, 2006, at paragraph 100.

[36]	For the rollout of these services as of 2006, see Eleventh Report, Map 8, at page 116.
[37]	Bridge Ratings press release, May 23, 2007, at http://www.bridgeratings.com/press.05.23.07.CompMediaUse.htm.
[38]	Ibid
[39]	Ibid.
[40]	Ibid.
[41]	Ibid.
[42]	See www.bridgeratings.com.
[43]	See http://us.lge.com/products/model/detail/mobile%20phones_select%20by%20carrier_sprint_FUSIC.jhtml.
[44]	In the Sprint 2006 Productivity Survey, 43% of respondents report listening to music with their mobile phones. See http://www.sprint.com/productivitysurvey/prodsurveyfastfacts.pdf.
[45]

See Applications of Nextel Communications, Inc. and Sprint Corporation For Consent to Transfer Control of Licenses and Authorizations File Nos. 0002031766, et al, WT Docket 05-63, Memorandum Opinion and Order, Released August 8, 2005.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

AT&T will soon develop the WCS band, likely for mobile broadband services.46 Winners of the AWS auction will begin offering services in the 1.9 – 2.1 GHz bands before long. The 700 MHz auction later this year will afford auction winners opportunities to begin offering mobile broadband services in 2009. Mobile and fixed wireless broadband services will soon be available in other bands as well.

Mobile internet services are increasingly available directly in cars. Businesses such as Unwired Vehicles,47 KVH,48 and Autonet Mobile49 are marketing mobile internet services for automobiles based on EVDO and Wi-Fi technologies.50 Faster broadband connections to the car should be available within the next year from businesses such as Aeris.51 That company is working with an automobile company on a system that can download data while traveling at rapid speeds.52

Mobile broadband services have capabilities that surpass those of most existing mobile communications technologies. To mention but a few of these capabilities, users can receive simulcast internet programming from many radio stations around the world that have an online site. Users can receive video programming from many online sites for both broadcast shows (e.g., recent announcements from CBS and other networks)53 as well as other types of video entertainment (e.g., YouTube).54 YouTube is launching a web site specifically for mobile users.55 Users can access all other forms of internet content from the convenience of their car—or merely walking down the street. In addition, users will have two-way broadband capabilities to send information and content, not merely one-way or passive services.

The range of service offerings on mobile broadband services will be more technologically advanced than those presently offered on satellite radio. Even narrowly for purely audio services, internet sites enable consumers to tailor music and entertainment choices far more precisely than they can over satellite radio.56

Mobile broadband services are not a secret. Businesses are investing billions of dollars in the development of these services; consumers eagerly await them. They will provide enormous competition to other mobile communications services, including satellite radio services, whether offered separately or jointly by Sirius and XM. New WiMax and other wireless broadband service providers are basing their business plans on competitors who will be in the market from 2007 – 2012. It would be irrational for satellite radio not to do the same.

[46]	See AT&T Inc. and BellSouth Corporation Application for Transfer of Control, WC Docket No. 06-74, Memorandum Opinion and Order, released March 26, 2007.
[47]	See www.unwiredvehicles.com.
[48]	See www.kvh.com; also see PR Newswire Europe (inc. UK Disclose), Thursday, January 5, 2006
[49]	See www.autonetmobile.com.
[50]	See Dan Tynan, “Cruising the Internet at 70 MPH, PC World, May 2007, at http://www.pcworld. com/article/id, 129779/article. html
[51]	Ibid.
[52]	Ibid.
[53]	See http://www.investors.com/editorial/IBDArticles.asp?artsec=17&artnum=3&issue=20070605.
[54]	www.youtube.com.
[55]	It will be www.m.youtube.com. See http://www.smartphonetoday.com/articles/2007/6/2007-6-20-YouTube-Going-Mobile.html.
[56]	For customized services, see, e.g., http://www.pandora.com and www.slacker.com.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

5. The FCC has held that “mobile data services” are a separate and “narrow” market.

The FCC describes “market structure” in some of its annual competition reports.57 In its annual report on competition for commercial mobile services (often described as the Commercial Mobile Radio Services or CMRS Report),58 the FCC divides those services into three “narrow” product markets;59 one of these is “mobile data services,” a category that would appear capable of including satellite radio services.60 Within the “narrow” product market for mobile data services, the FCC describes specific categories of services including “mobile broadband services.”61 The FCC describes the wireless broadband offerings, many soon to be mobile, of Clearwire, Sprint, and other carriers.62 The FCC does not discuss satellite radio in its CMRS report presumably in part because satellite radio is discussed in a separate report63 and because the CMRS report is organized around specific bands of spectrum and specific allocations within those bands.64

[57]

For commercial mobile radio services (CMRS), see Implementation of Section 6002(b) of the Omnibus Budget Reconciliation Act of 1993 Annual Report and Analysis of Competitive Market Conditions With Respect to Commercial Mobile Services, WT Docket 06-17, Eleventh Report, Released September 29, 2006, at paragraphs 19-88. For satellite services, see Annual Report and Analysis of Competitive Market Conditions with Respect to Domestic and International Satellite Communications Services, IB Docket No. 96-67, First Report, released March 26, 2007, at paragraphs 11 -143. For video services, see Annual Assessment of the Status of Competition in the Market for the Delivery of Video Programming, MB Docket 05-255, Twelfth Annual Report, released March 3, 2006, at paragraphs 143-208. For broadband services, see High-Speed Services for Internet Access; Status as of June 30, 2006, January 2007, http://hraunfoss.fcc.gov/edocs_public/attachmatch/DOC-270128A1 .pdf. In these reports, however, the FCC does not conduct an empirical analysis to determine the boundaries of markets. Service offerings are typically included in only one report partly for similarity of licensing structure or for historical reasons, rather than defensible descriptions of economic markets.

[58]

Implementation of Section 6002(b) of the Omnibus Budget Reconciliation Act of 1993 Annual Report and Analysis of Competitive Market Conditions With Respect to Commercial Mobile Services, WT Docket 06-17, Eleventh Report, Released September 29, 2006.

[59]

Ibid., paragraph 21. The FCC presents three “narrow” product market definitions for the purpose of the annual report. The FCC does permit some flexibility in product market definitions observing that some circumstances may require broader definitions while other circumstances narrower definitions. The relevant observation is that, from the FCC’s perspective, mobile data services are a “narrow” product market.

[60]

Ibid., paragraph 23. The FCC report predicates mobile services as “interconnected” only in paragraph 21. Subsequently, it drops the limitation such as in paragraph 21. “Commercial mobile service” under 47 U.S.C. 332 is limited to those services offered to the public and interconnected with the public switched network. On the other hand, a “mobile service” under 47 USC 153(27) includes one-way services and those not interconnected. The discussion of “mobile services” in the FCC’s Annual CMRS report includes mobile services that are not interconnected such as ringtones. Ibid., paragraph 23. Although the FCC places mobile satellite services (MSS) in a separate “narrow” product market, the discussion of MSS is more from an FCC licensing perspective than from differences in consumer perspectives or differences in applications available with satellite services. See paragraph 24.

[61]	Ibid., paragraph 29.
[62]	Ibid, paragraphs 30-33.
[63]

Annual Report and Analysis of Competitive Market Conditions with Respect to Domestic and International Satellite Communications Services, IB Docket No. 96-67, First Report, released March 26, 2007. The FCC tends to place services in just one annual report rather than in multiple reports even if the service could reasonably be discussed in more than one report. For example, the Satellite Report excludes certain MSS services and satellite MVPD services because they are addressed in other FCC competition reports. See paragraph 4.

[64]

Eleventh Report. For purposes of comparison, the satellite competition report presents satellite radio as a separate “market” more for organizational purposes rather than based on analytical evidence. “We emphasize that the market descriptions included in this Report are intended to facilitate discussion of satellite markets and services as required by section 703, and may not reflect the appropriate markets to be considered in other Commission proceedings, including merger reviews, rule- makings involving the Commission’s ownership rules, or other reports to Congress.” Satellite Competition First Report, paragraph 27.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

The FCC reviews license transfers in the broader context of mergers and acquisitions.65 For purposes of merger reviews, the FCC has analyzed specific product markets for mobile data services, a subset of mobile communications services.66 The FCC defines mobile data service as “the delivery of non-voice information to a mobile device.”67 Under this definition, various forms of broadcast radio services and satellite radio services delivered to an automobile would qualify as mobile data services.

Moreover, within the context of mergers, the FCC distinguishes between one-way and two-way mobile data services as “two-way mobile data services include the ability not only to receive non-voice information on an end-user device....”68 Thus, mobile data services need not be two-way, and one-way mobile data services could easily encompass various broadcast and satellite radio services delivered to an automobile.

C.	XM and Sirius have little programming that consumers cannot obtain elsewhere from other mobile communications service providers.

If a combined XM and Sirius were to raise prices, consumers could find identical or similar programming elsewhere and switch services. Audio programming is available from many sources besides SDARS including broadcast terrestrial radio and the internet. On the internet, users can choose various audio programming sites including internet-only radio stations as well as traditional broadcast radio stations that stream on the internet as well. Many terrestrial radio stations are encouraging users to visit their web sites.69 Various web sites help users find both thousands of traditional radio stations from around the world on the internet as well as internet-only webcasts.70 Entire internet services such as Slacker are dedicated to audio programming.71 Slacker even will soon offer a mobile satellite service providing music via Ku-band satellite updates to a mobile device.72 Indeed, both XM73 and Sirius74 offer online audio services to their subscribers.

Although they have contractual satellite audio distribution rights for various programming, XM and Sirius have little if any sports programming for which there are not terrestrial audio distribution rights held by various terrestrial broadcasters. Those terrestrial broadcasts can be and are received anywhere in the world via the internet. In addition, there are countless sporting events—professional, college, high school, and amateur— covered by terrestrial or internet broadcasters that are not carried by XM or Sirius. For example, here in the Washington, DC metropolitan area, practically all terrestrial radio stations have simultaneous broadcasts available at web sites.75 Local stations such as Sports-Talk 980 (Washington Wizards, Baltimore Orioles, Washington Capitals, and

[65]

For a list of FCC license transfer reviews in the context of major mergers, see http://www.fcc.gov/ogc/, as well as http://www.fcc.gov/transaction/mergerorderschron.html, and http://www.fcc.gov/transaction/archivedtimelines.html.

[66]

See Applications of Nextel Communications, Inc. and Sprint Corporation For Consent to Transfer Control of Licenses and Authorizations File Nos. 0002031766, et al, WT Docket 05-63, Memorandum Opinion and Order, Released August 8, 2005, particularly at paragraphs 42 and 152. For a further discussion of mobile data services, see AT&T Inc. and BellSouth Corporation Application for Transfer of Control, WC Docket No. 06-74, Memorandum Opinion and Order, released March 26, 2007, at paragraphs 175-176.

[67]	Ibid., at fn 110.
[68]	Ibid.
[69]	http://www.nytimes.com/2007/06/12/arts/music/12RADIO.html?_r=1 &oref=slogin.
[70]	See, e.g., www.radiolocator.com; http://www.radiotower.com; http://www.web-radio.fm.
[71]	See www.slacker.com. See also “Internet Radio Races to Break Free of PC,” Wall Street Journal, page A1, June 18, 2007.
[72]	See http://www.slacker.com/company/products.html.
[73]	http://xmro.xmradio.com/xstream/index.jsp.
[74]	http://www.sirius.com/wi/i/sirm.
[75]	See www.radiolocator.com..

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

local college football), WTOP (Washington Nationals), and ESPN Radio 94.3 FM (Washington Redskins) are available on the internet.76 Thus, a sports fan from the Washington metropolitan area (or any other metropolitan area) can listen to broadcasts of local and regional sporting events while traveling anywhere in the United States and throughout much of the world without satellite radio. Similarly, while in the Washington, DC area, a sports fan from New York, Boston, Los Angeles, or practically any city or town in America can listen to local sports broadcasts without satellite radio.

XM and Sirius also have contracts for exclusive distribution rights for non-sports programming. With the exception of programming featuring Howard Stern and other personalities, most programming on XM and Sirius has identical or comparable alternatives easily available on the internet. Of course, terrestrial radio broadcasters also have exclusive rights to the distribution of non-sports programming such as Rush Limbaugh and other personalities. Ultimately, there is little programming available on satellite radio that is not available in some form on terrestrial radio.

The 14.5 million subscribers to XM and Sirius services are economically rational. They subscribe at current subscription rates because the packaging of programming is compelling and because the mobility and availability of the service are convenient. But economically rational subscribers are not captive audiences: they have choices. Consumers who want the convenience of mobility and audio programming similar to that which is available on either XM or Sirius have a choice: they can subscribe to one of the SDARS services or they can find comparable audio services on the internet, on an AM/FM radio, or on other mobile devices. The availability of these alternative choices significantly limits any possible exercise of market power by a combined XM and Sirius.

D.	A single internet device can offer many communications services including those offered by XM and Sirius.

The competitive constraint of a wide range of communications services on XM and Sirius can easily be seen by the communications services available on the internet with a single internet-access device. Before the 1990s, practically all communications, whether fixed or mobile, were originated and received on dedicated equipment. The transmission of the communications might have been by various modes, but the equipment on either end was specialized as a voice handset, a data processor, a television, a radio, etc.

With the advent of the internet, practically all forms of communications can originate and terminate with a single piece of equipment, an internet-attached computer. Moreover, many forms of communications which previously were transmitted by a single dedicated transmission path now are transmitted through many modes over the internet.

Table 1 illustrates the ubiquity of the internet in the origination, transmission, and termination of communications services. For purposes of the table, communications services (either mobile or fixed) are divided into four categories: broadcast services; one-way communications; two-way communications; and pre-recorded music. Examples of each category of service are listed in the table. In practically every example of service, either specialized equipment or the internet can be used to originate and to terminate communications. In most instances, practically any mode, including satellite services, can be used to transmit communications.

[76]	Ibid.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

TABLE 1

Ubiquity of Internet in Origination, Transmission, and Reception of Communications Services

	SIGNAL ORIGINATION		TRANSMISSION MODE			RECEPTION DEVICE
TYPE OF COMMUNICATION	DEDICATED DEVICE	INTERNET- ATTACHED COMPUTER	SATELLITE	TERRESTRIAL	INTERNET	DEDICATED DEVICE	INTERNET- ATTACHED COMPUTER

Broadcast services (one to many)
Radio programming	•	•	•	•	•	•	•
Video programming	•	•	•	•	•	•	•
One-way data services
Paging	•	•	•	•	•	•	•
Mapping services	•		•	•	•	•	•
Emergency services
LoJack	•			•		•	•
Mobile telemetry	•	•	•	•	•	•	•
Two-way data services
Voice services	•	•	•	•	•	•	•
Internet access services	•	•	•	•	•	•	•
Emergency services
OnStar	•			•		•
E911	•	•	•	•	•	•	•
Prerecorded music
CD	•					•	•
iPod	•	•	•	•	•	•	•
MP3 Player	•	•	•	•	•	•	•

Table 1 helps illustrate that internet services can substitute for a wide range of communications services, including satellite radio services offered by XM and Sirius, in either a mobile or a fixed environment. A consumer would need many separate dedicated devices, including a satellite radio receiver, to offer only part of the capabilities of a single internet device with internet services.

Internet and broadband services will not entirely displace all other mobile communications services any more than broadband services in the home have entirely displaced television, radio, CD players and traditional telephones. In practice, many consumers can and do use more than one communications service.77 But internet and broadband services, for both mobile and fixed applications, do siphon usage away from other services and discipline the prices that other services can command in the market. For example, many studies find that Americans at home are shifting away from television and other one-way services towards two-way broadband services.78 Just as importantly, the multiple modes of receiving communications services over the internet help to replicate the satellite radio service offering. For example, unique visitors to the web sites of terrestrial radio stations grew 71 % in 2006.79

[77]	The results of the Bridge Ratings survey illustrate that many consumers use more than one service.
[78]

See Arbitron/Edison Media Research, The Internet & Streaming: What Consumers Want Next, Internet VII, 12, at http://www.edisonresearch.com/home/archives/lnternet_7_Final_Summary.pdf (last visited May 31, 2007).

[79]	See “March 9, 2007, “Internet Radio Scorecard: January 2007,” at http://www.bridgeratings.com/news.htm.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

III.	The market structure for both mobile communications services and fixed communications services is changing rapidly, and the federal government has actively promoted the development and deployment of advanced communications services.

Some comments filed in this merger review see the relevant market as just XM and Sirius competing in a separate satellite radio market.80 Part of the justification put forward in support of such a narrow market definition is the historical opinions of the FCC, particularly with respect to the number of licensees.81

However, from a consumer perspective, the relevant market contains choices from today onward—not choices available retrospectively. The choices of both mobile and fixed communications services available to consumers, and thus the construction of relevant markets, is not the same today as it was a few years ago, much less ten years ago. And those choices are growing rapidly, particularly for mobile communications services. The ability of either XM or Sirius to increase prices diminishes accordingly. The FCC is well aware of these changing market conditions and their effect on the review of license transfer applications.

This section reviews two points:

•	The federal government has taken substantial steps to facilitate the deployment of advanced communications services; and

•	the FCC has recognized shifting market conditions in reviewing license transfer applications in the context of merger reviews.

A.	The federal government has taken substantial steps to facilitate the deployment of advanced communications services.

The federal government is not a passive observer of broadband services. High-ranking government officials have given speeches about the importance of broadband services. Even the President of United States has focused on the importance of broadband services:

The other promising new broadband technology is wireless. The spectrum that allows for wireless technology is a limited resource ... [a]nd a wise use of that spectrum is to help our economy grow, and help with the quality of life of our people.82

Many of these advanced wireless broadband services are mobile.83 For several years, the federal government has promoted wireless broadband services generally and mobile wireless broadband services in particular. The FCC has allocated several bands of spectrum for services that permit mobile wireless broadband services including 700 MHz, AWS, 2.5 GHz, 3.65 GHz, and others. The FCC is currently or has recently conducted major auctions in some of these bands.

The FCC has had a successful docket dedicated to “Rules to Facilitate the Provision of Fixed and Mobile Broadband Access, Educational and Other Advanced Services.”84 In this docket, the FCC has made great efforts to facilitate the deployment of wireless broadband services, including mobile services.

[80]	See footnote 3 above.
[81]	Crowell and Moring, “Analysis of Antitrust Concerns Regarding XM/Sirius Merger,” submitted to the FCC, May 22, 2007, at 2.
[82]	President Bush, June 24, 2004. http://www.ntia.doc.gov/ntiahome/speeches/2005/JKneuer_MS_110905_files/frame.htm.
[83]	Ibid.
[84]	WT Docket No. 03-66.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

Moreover, we facilitate the development of wireless broadband systems in this band [2495-2690 MHz] that could offer consumers another choice for broadband access-competing in price and features with existing landline offerings, reaching areas not currently served by landline networks, and offering consumers portability or mobility. ... Accordingly, through these actions, we make further progress towards our goal of providing all Americans with universal, affordable access to broadband technology.85

Moreover, the FCC has taken substantial steps to ensure the deployment of wireless broadband services. In the merger of Sprint and Nextel, the FCC insisted as a condition of license transfers that Sprint offer mobile wireless broadband services in the 2.5 GHz band in some geographic areas within four years of the merger.86 In the merger of AT&T and BellSouth, the merging parties committed to offer services within the WCS band by 2010.87

Obviously, technology is constantly changing, and the FCC monitors changing technologies in its various reviews of different sectors of the communications industry.88 The FCC also monitors the increasing subscription to broadband services by American households.89

B.	The FCC has recognized shifting market conditions in reviewing license transfer applications in the context of merger reviews.

The FCC has long recognized shifting market conditions towards broader mobile service markets.90 The FCC has also recognized the importance of considering changing market conditions when reviewing license transfer applications in the context of a merger. Although it sometimes relies on narrower market definitions, the FCC has considered, and not rejected, a market definition of mobile communications services for purposes of reviewing license transfers within the context of a merger. For example, consider mergers involving the paging industry.

[85]

Amendment of Parts 1, 21, 73, 74, and 101 of the Commission’s Rules to Facilitate the Provision of Fixed and Mobile Broad-band Access, Educational, and Other Advanced Services in the 2150-2162 and 2500-2690 MHz Bands, WT Docket No. 03-66, et a/., Order on Reconsideration and Fifth Memorandum Opinion and Order and Third Memorandum Opinion and Order and Second Report and Order, FCC 06-46 (rel. Apr. 27, 2006), at paragraph 2.

[86]

Applications of Nextel Communications, Inc. and Sprint Corporation For Consent to Transfer Control of Licenses and Authorizations File Nos. 0002031766, et al, WT Docket 05-63, Memorandum Opinion and Order, Released August 8, 2005, particularly at paragraphs 152-165.

[87]	AT&T Inc. and BellSouth Corporation Application for Transfer of Control, WC Docket No. 06-74, Memorandum Opinion and Order, released March 26, 2007, at Appendix F.
[88]	See citations in footnote 57.
[89]	See, e.g., High-Speed Services for Internet Access: Status as of June 30, 2006, January 2007, http://hraunfoss.fcc.gov/edocs_public/attachmatch/DOC-270128A1.pdf.
[90]

Consider the following insights from the FCC of more than 10 years ago: 59. “Another view would conclude that the product market is broader. The Commission’s Third CMRS Report and Order contained an analysis of trends in CMRS and found that the direction is away from a ‘balkanized view’ that sees cellular, SMRs, paging, etc., competing in separate markets: growth in the wireless marketplace is bringing with it an increasing degree of service convergence. Technology and consumer demand, facilitated by our general policy not to restrict the services that can be provided over any particular band, are prompting commercial service providers to follow marketing strategies that blur the differences between the various services comprising the wireless marketplace. The Commission found evidence suggesting growing substitution (a) between cellular service and wide-area SMRs, (b) between cellular and paging services, (c) between SMRs, paging, and Business Radio Service, and (d) between nominally private mobile radio systems on the one hand and common carrier systems such as cellular, paging, and SMRs on the other. The Commission also found that traditional distinctions, such as between voice and data services and between one-way and two-way services (and terminal equipment), are collapsing.” See, FCC, Implementation of Section 6002(B) of the Omnibus Budget Reconciliation Act of 1993 Annual Report and Analysis of Competitive Market Conditions with Respect to Commercial Mobile Services, First Report, Released August 18, 1995, paragraph 59, footnotes omitted.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

The paging industry peaked in terms of subscribers in 1999 with between 45 and 52 million paging units.91 In 2000, the Wireless Bureau approved the transfer of licenses involving a merger of the two largest paging companies in the United States: Arch Communications Group and Paging Network.92 Paging Network had 9.3 million paging units, and Arch had 7.2 million paging units.93

Part of the basis for the approval of the license transfers was that market conditions were changing, and paging services were facing growing competition from other services: “[P]aging carriers face growing competition from short messaging services (SMS) and other digital service features offered by an increasing number of mobile voice carriers.”94

By 2004, the paging industry had shrunk by approximately 75%. Arch Wireless and Metrocall, the two largest remaining paging companies but both in bankruptcy, merged. In their application to the FCC for transfer of licenses, the companies emphasized the changing technologies and market conditions.95 The merging parties in 2004, as did Arch Communications and Paging Networks in 2000, stated that paging services were part of a much broader market for “mobile communications services.”96 The FCC’s Wireless Bureau approved the merger without comment in a public notice.97 The merged company survives today as USA Mobility, accounting for the vast majority of paging units in the country.98

IV.	It would be unreasonable to examine the proposed merger of XM and Sirius in a static environment that does not account for changing technology and market structure over both the short and long term.

For some industries with static technologies and easily modified and implemented business plans, the relevant time frame for governmental merger analysis may be an instant snapshot in time because the future may reasonably be expected to be much like the present. Communications services are quite different with rapidly changing technology, and satellite radio is particularly different with business plans that require extraordinarily long lead times. One thing that is certain is that the future of communications services generally and satellite radio in particular will not look like the present. The rational time frame for government review of the proposed merger of XM and Sirius is unusually long for at least three reasons:

•	Given the complexity of technology and the time required to develop and launch services, satellite service companies have an unusually long planning horizon;

•	rapid changes in the technical capabilities of communications services mean that market definitions today may have little relevance in just a few months or years; and

•	failure to provide satellite operators with flexibility in adjusting plans can lead to unforeseeable harmful consequences.

[91]	See http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6516184456.
[92]

Arch Communications Group, Inc., and Paging Network, Inc., for Consent to Transfer Control of Paging, Narrowband PCS, and Other Licenses, WT Docket No. 99-365, File No. 0000053846, DA 99-3028, Memorandum Opinion and Order, released April 25, 2000.

[93]	Ibid.
[94]	Ibid. at paragraph 15.
[95]	http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6516184456.
[96]	Ibid. at Exhibit One, Page 9.
[97]	http://hraunfoss.fcc.gov/edocs_public/attachmatch/DOC-254157A1.pdf.
[98]	See http://www.usamobility.com/index.html.

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

For all these reasons, government agencies reviewing the merger of XM and Sirius should review the merger over many years into the future, a time horizon much longer than for most merger reviews.

A.	Given the complexity of technology and the time required to develop and launch services, satellite service companies have an unusually long planning horizon.

The planning horizons for different firms are not always the same. A lemonade stand can be conceived, operated, and profitably closed in a day. Even an internet service provider can enter a market in a matter of days and have a successful business plan measured in months.

Satellite services are different, and the planning horizon for a satellite-service firm is unusually long. To be successful, a satellite-service firm requires many elements including the following: a business plan; technology consistent with the business plan; FCC licenses consistent with the business plan and technology; contracts to build, to operate, and to maintain both the ground and satellite systems for the business plan; contracts to manufacture consumer electronic equipment for the business plan; contracts to distribute and to maintain the consumer electronic equipment; contracts to offer services over the satellite network; and financing for all of these activities. Each of these elements can take several years to plan and to implement.99 Once implemented, satellite services, unlike many terrestrial services, cannot easily be altered.

For the reasons listed above, when the FCC considers licenses for new satellite-services firms, it considers time frames that extend over a decade or more. The relevant planning horizon for a satellite-services firm is many years to launch a service and 15-30 years for the service to continue in operation. Sirius and XM won their FCC licenses at auction in 1997 and launched services several years later. In the late 1990s, many observers believed that the market could not support both firms, and there was much speculation about a merger.

If XM or Sirius were to begin from scratch today, neither would repeat exactly the same business plan developed in 1997. Both technology and market conditions have changed substantially in the past decade. Investments in the satellite industry are fixed and largely sunk.100 XM and Sirius must reshape their business plans to react to those changes in technology and market conditions that occurred over the past decade. It will still take the firms, either separately or combined, several more years to implement a new business plan and a new technology plan. Part of the reason for the merger is to lead to a more efficient business plan, but fully implementing that plan will likely take years.101

[99]

Annual Report and Analysis of Competitive Market Conditions with Respect to Domestic and International Satellite Communications Services, IB Docket No. 96-67, First Report, released March 26, 2007, at paragraph 83.

100	Ibid., at paragraphs 86-87.
101

“In the long run, the combined company will be able to consolidate redundant programming, making it possible to use excess channel capacity to enhance programming diversity, including additional programming related to public safety and homeland security, and programming aimed at minority and underserved communities. The merger also will help accelerate deployment of advanced technology, including improvements in products such as real-time traffic and rear-seat video and development of a next-generation satellite system.” Consolidated Application for Authority to Transfer Control, In the Matter of XM Satellite Radio Holdings and Sirius Satellite Radio, at ii, (filed March 20, 2007).

AN ECONOMIC REVIEW OF THE PROPOSED MERGER OF XM AND SIRIUS

B.	Rapid changes in the technical capabilities of communications services mean that market definitions today may have little relevance in just a few months or years.

By the time a new business plan is implemented for satellite radio services over the next several years, the communications services market will be substantially changed and more technologically capable. For example, by then, there will be widespread availability of mobile broadband services and other services offering audio entertainment of the form available on satellite radio. Even if satellite radio would not take years to implement a new technology plan, its competitive position in the market for communications services, both fixed and mobile, would be substantially different and weaker in just a few years with the advent of more capable competitive services. Consequently, the relevant time period to examine this merger is not just 2007 but the many following years during which the newly merged firm would be implementing a new business plan and during which new competitors would be implementing their business plans.

C.	Failure to provide satellite operators with flexibility in adjusting plans can lead to unforeseeable harmful consequences.

Business plans for satellite services are often difficult to adjust in the face of unforeseeable circumstances or simply changed market circumstances. Several satellite licensees never developed services as the result of unforeseeable circumstances.102 Other satellite licensees have developed but only after substantial changes in business plans and service rules.103 The FCC has often been accommodating of those changes.104 Indeed, S-Band licensees have used their ancillary terrestrial component authority, a subsequent FCC grant of authority to the licensees, to develop new services. ICO is developing a mobile interactive media services to distribute video and other communications services to mobile users in competition with satellite radio services.105 TerreStar is building out a integrated satellite and terrestrial IP-based mobile communications network which can compete with satellite radio.106 The network will provide nearly ubiquitous service throughout North America.

XM and Sirius have stipulated many changes in technology and service offerings as a result of the proposed merger.107 Some of these proposed changes will take years to implement, and it would be unreasonable to evaluate the proposed merger in a shorter time period. Moreover, should the merger be approved, the merging parties should have sufficient time to implement the proposed business and technological changes.

102	Consider, in particular, Teledesic, several S-Band licensees, or most of the Little LEO licensees.
103	Consider ancillary terrestrial component services offered by mobile satellite service providers in the L- and S-Bands.
104

See, e.g., 2000 Biennial Regulatory Review — Streamlining and Other Revisions of Part 25 of the Commission’s Rules Governing the Licensing of, and Spectrum Usage by, Satellite Network Earth Stations and Space Stations, IB Docket No. 00- 248; and Amendment of Part 25 of the Commission’s Rules and Regulations to Reduce Alien Carrier Interference Between Fixed-Satellites at Reduced Orbital Spacings and to Revise Application Procedures for Satellite Communication Services, CC Docket No. 86-49 Fifth Report and Order in In IB Docket No. 00-248, and Third Report and Order in CC Docket No. 86-496, released March 15, 2005. See also Flexibility for Delivery of Communications by Mobile Satellite Service Providers in the 2 GHz Band, the L-Band, and the 1.6/2.4 GHz Bands, IB Docket No. 01-185, Memorandum Opinion and Order and Second Order on Reconsideration. Released February 25, 2005.

105	For ICO’s description of its development of mobile interactive media services, see http://investor.ico.com/ReleaseDetail.cfm?ReleaseID=240320.
106	http://www.terrestar.com/index.html.
107

see http://www.xmradio.com/merger/promise.xmc, http://sec.gov/Archives/edgar/data/908937/000095012307005727/y30604te425.htm, http://sec.gov/Archives/edgar/data/908937/000095012307005526/y30604se425.htm, and http://sec.gov/Archives/edgar/data/908937/000095012307005525/y30604re425.htm.